Exhibit 10.12

Final version

15 January 2026

2026 GLOBAL STOCK OPTION PLAN

Regarding the grant of Options to the managers, employees, directors, outside consultants and/or advisors.

TABLE OF CONTENTS

FOREWORD	4

1.	DEFINITIONS	5

2.	GENERAL MECHANISM OF THE OFFER OF OPTIONS	8

3.	BENEFICIARIES	8

4.	NUMBER OF OPTIONS	9

5.	OPTIONS	9

5.1	Number of Options per Beneficiary	9
5.2	Nature of the Options	9
5.3	Option Price	9
5.4	Term of Options	9
5.5	Non-transferability and security	9

6.	OFFER OF OPTIONS	10

6.1	Offer Date	10
6.2	Acceptance or refusal of the Offer	10
6.3	Acceptance of the Regulations	11

7.	EXERCISE OF THE OPTIONS	11

7.1	Exercise conditions	11
7.2	Exercise Price	11
7.3	Consequences of the Exercise	12
7.4	Vesting of Options and Exercise Periods	12
7.5	Number of Shares per Option	13
7.6	Cancellation of the Right to exercise the Options	13

7.6.1	Type C Leaver	13
7.6.2	Type B Leaver	13
7.6.3	Type A Leaver	14

7.7	Exercise Conditions	14
7.8	Payment Conditions	14
7.9	Liquidity Event	14

8.	DEATH OF THE BENEFICIARY	15

9.	NATURE OF THE SHARES ISSUED UPON EXERCISE OF THE OPTIONS	15

9.1	Nature of the shares	15
9.2	Rights attached to the shares	15
9.3	Transferability of the shares	15

10.	AUTHORIZED OPERATIONS AND ADAPTATIONS	15

10.1	Operation	15

10.2	Adaptation	16

10.2.1	Reorganizations of the Company's Shares	16
10.2.2	Mergers, de-mergers	16

10.3	Notice	17
10.4	Trading Restrictions	17
10.5	Compensation Recovery Policy	17

11.	TAXES	17

12.	EXPENSES	18

12.1	The Company	18
12.2	The Beneficiaries	18

13.	ADAPTATION AND IMPLEMENTATION OF THE REGULATIONS	19

14.	INFORMATION TO THE BENEFICIARIES	19

15.	NULLITY OF A PROVISION	19

16.	NOTICES	19

17.	APPLICABLE LAW AND JURISDICTION	20

17.1	Applicable Law	20
17.2	Jurisdiction	20

18.	U.S. BENEFICIARIES	20

18.1	Grant Date	20
18.2	Exercise Price	20
18.3	Section 409A	21
18.4	Currency Exchange Rates	21

FOREWORD

The 2026 Global Stock Option Plan of AGOMAB THERAPEUTICS NV has been approved by the Board of Directors and the Company's extraordinary shareholders' meeting held on or around 15 January 2026, in order to offer to certain managers, employees, directors, outside consultants and/or advisors of the Company and/or its Subsidiaries, Options allowing them to subscribe to new Shares of the Company.

The 2026 Global Stock Option Plan seeks to motivate and inspire loyalty amongst the Beneficiaries. Aware of the fact that their contribution is essential to the development of the activities and the increase of the results, the Company wishes to give the Beneficiaries the opportunity to become a shareholder or to increase their participation in the share capital of the Company and accordingly the Beneficiaries may expect to make a financial profit in case of a positive evolution of the results and, thus, the value of the Company and, as the case may be, the trading price of the Shares (or the ADSs representing such Shares).

The Board of Directors limits the maximum number of Options to be granted under the 2026 Global Stock Option Plan to the Maximum Number.

The 2026 Global Stock Option Plan is set for a definite period of ten (10) years as of 15 January 2026. Nevertheless, the Board of Directors may at any time decide to terminate the 2026 Global Stock Option Plan or to replace it by another plan if the economic conditions and the performance of the Company require so, without any prejudice to the rights of the Options already granted.

The present Regulations, as modified from time to time by the Board of Directors in accordance with the rights of the Beneficiaries, govern the terms and conditions of the Options.

1.             DEFINITIONS

Act		means the United States Securities Act of 1933, as amended. Any reference to a section of the Act herein will be a reference to any successor or amended to any successor or amended section of the Act.

ADSs	:	American Depositary Shares.

Affiliate	:	has the meaning of affiliate (“verbonden persoon of vennootschap” / “personne ou société liée”) as defined in article 1:20 of the Belgian Code of Companies and Associations.

Answer Form	:	the form attached in Exhibit 2 or any other form (whether physical or digital) in which the Board of Directors would request to respond to the Offer.

Belgian Code of Companies and Associations	:	means the Belgian Code of Companies and Associations of 23 March 2019 (as amended from time to time).

Beneficiary	:	a manager, employee, director, outside consultant and/or advisor of the Company or the Company’s Subsidiaries (it being understood that if such manager, director, outside consultant and/or advisor would be a management company, the Options shall be granted either to the management company or directly to the manager of such management company to which at least one (1) Option has been granted according to the Regulations or to a decision of the Board of Directors in accordance with the Regulations; provided that, any such Beneficiary is eligible to receive an Option under Instruction A.1(a)(1) of Form S-8 under the Act).

Board of Directors	:	means the board of directors of the Company, as constituted from time to time.

Clause	:	a clause of these Regulations.

Company	:	AgomAb Therapeutics NV, a limited liability company (“naamloze vennootschap” / “société anonyme”) organized and existing under the laws of Belgium, having its registered office at Posthoflei 1, box 6, 2600 Berchem (Antwerp), Belgium, registered with the Register of Legal Entities (“rechtspersonenregister” / “registre des personnes morales”) held with the Crossroads Databank for Enterprises (“Kruispuntbank van Ondernemingen” / “Banque Carrefour des Entreprises”) under number 0674.527.310 (RLE Antwerp, division Antwerp).

Code	:	means the United States Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

Control		has the meaning of control as defined in article 1:14 of the Belgian Code of Companies and Associations

Controlling Interest	:	means an interest in shares giving to the holder or holders Control of the Company.

Exercise Conditions	:	the conditions under which the Beneficiaries are allowed to exercise an Option during the Exercise Periods.

Exercise Form	:	the form attached in Exhibit 3 or any other form (whether physical or digital) in which the Board of Directors would request to exercise an Option.

Exercise Period	:	the period during which Options may be exercised pursuant to the 2026 Global Stock Option Plan.

Exercise Price	:	the amount payable for the exercise of an Option pursuant to the 2026 Global Stock Option Plan, as determined in the Offer Letter and Stock Option Agreement (if any).

2026 Global Stock Option Plan	:	the 2026 Global Stock Option Plan of the Company as defined in the present Regulations and as modified from time to time by the Board of Directors in accordance with Clause 13 of the Regulations.

Grant	:	the grant of the Options following the acceptance of an Offer.

Liquidity Event	:	(i) a change in Control of the Company, (ii) liquidation and dissolution of the Company, or (iii) the sale by the Company and / or any of its Subsidiaries of all or substantially all of its undertaking and assets.

Maximum Number	:	five percent (5%) of the total number of outstanding shares of the Company (on a fully diluted basis) immediately after the completion and settlement of the capital increase in cash in the framework of the Company’s initial public offering of ADSs (representing Shares of the Company) in the United States, or, as the case may be, immediately after the completion of the exercise of the over-allotment option (if any), in each case rounded down to the nearest whole number.

Offer	:	the written and dated offer of at least one (1) Option to one or more Beneficiaries according to the terms of the 2026 Global Stock Option Plan.

Offer Letter	:	the form attached in Exhibit 1 or any other form, whether physical or digital, through which the Board of Directors would issue an Offer.

Option	:

a subscription right (“inschrijvingsrecht” / “droit de souscription”) issued by the Company granting the Beneficiaries the right to subscribe, under the terms and conditions defined in the 2026 Global Stock Option Plan, and the specific terms set out in the Offer Letter and Stock Option Agreement, if any, during the Exercise Periods, to a number of Shares determined by the 2026 Global Stock Option Plan against payment of the Exercise Price.

Regulations	:	the present regulations of the 2026 Global Stock Option Plan, as the case may be modified by the Board of Directors in accordance with Clause 13 of these Regulations.

Share	:	a new ordinary share of the Company granting the same rights and advantages as the then existing ordinary shares of the Company.

Subsidiaries	:	a company under the Control of the Company, as further set forth in article 1:15, 2° of the Belgian Code of Companies and Associations.

Stock Option Agreement	:

an agreement that may be entered into by the Company and the Beneficiary which may impose additional specific conditions or may contain additional provisions with respect to the Options granted to such Beneficiary, taking into account that these conditions and provisions may not be incompatible with the provisions of the Regulations.

Type A Leaver	:

means a Beneficiary (or its management company, as the case may be) who ceases to be an employee, manager, director, consultant and/or advisor of the Company (or any of its Subsidiaries) in circumstances involving his/her/it being (summarily) dismissed or terminated by reason of fraud, dishonesty or gross misconduct/negligence, and, specifically, as far as an employee Beneficiary is concerned, by reason of serious cause ("fraude” I "dor I "despido disciplinario procedente” I "dringende reden” /"motif grave”).

Type B Leaver	:

means a Beneficiary (or its management company, as the case may be) who ceases to be an employee, manager, director, consultant and/or advisor of the Company (or any of its Subsidiaries) voluntarily or as a result of the resignation by the Beneficiary (or his/her management company, as the case may be) for reasons other than severe illness, death or retirement, within the first three (3) years after the date of sending of the Offer Letter addressed to such Beneficiary.

Type C Leaver	:

means a Beneficiary (or its management company, as the case may be) who ceases to be an employee, manager, director, consultant and/or advisor of the Company (or any of its Subsidiaries) and who is not a Type A Leaver or a Type B Leaver, or who is otherwise qualified as a Type C Leaver by the Board of Directors.

U.S. Beneficiary	:	means a Beneficiary who is or is expected to become a United States resident or otherwise subject to the federal tax laws of the United States.

2.             GENERAL MECHANISM OF THE OFFER OF OPTIONS

The 2026 Global Stock Option Plan offers to the Beneficiaries the opportunity to be granted a certain number of Options for free.

Each Option grants its owner the right (but not the obligation) to subscribe to a Share, under the Exercise Conditions, during the Exercise Periods and against payment of the Exercise Price.

3.            BENEFICIARIES

The 2026 Global Stock Option Plan is open to the managers, employees, directors, outside consultants and/or advisors of the Company and its Subsidiaries. The Beneficiaries must be identified pursuant to a well-defined procedure established by the Board of Directors, within the limits of the Regulations. Nevertheless, the Company has the right to offer at its sole discretion Options to the managers, employees, directors, outside consultants and/or advisors of the Company or its Subsidiaries. In all cases, Beneficiaries shall be limited to those persons eligible to receive Options pursuant to Instruction A. 1(a)(1) of Form S-8 of the Act.

The Offer of Options does not create in favor of the Beneficiaries any right to receive (additional) Options in the future.

The Offer of Options and the right to exercise them are not part of the employment contract or the service agreement concluded with the Company (or any of its Subsidiaries) and can, therefore, not be regarded as acquired rights.

4.             NUMBER OF OPTIONS

The number of Options which may be granted to the Beneficiaries, within the framework of the 2026 Global Stock Option Plan governed by the present Regulations, is limited to the Maximum Number.

5.             OPTIONS

5.1           Number of Options per Beneficiary

The number of Options offered to each Beneficiary will be determined in accordance with a well-established procedure, defined by the Board of Directors. Based on this procedure, the Board of Directors will determine the number of Options that it wishes to propose to each Beneficiary.

5.2           Nature of the Options

The Options are exclusively in registered form. As soon as they are offered and accepted, the Options will be registered in a special register kept up-to-date as to the number of Options held by each Beneficiary.

5.3           Option Price

The Options are granted for free to the Beneficiaries.

5.4           Term of Options

The Options are valid for a term of ten (10) years as of 15 January 2026 and ending on 15 January 2036 (the “Expiration Date”), regardless of the day they were granted to the Beneficiaries.

Any Option which has not been exercised at its Expiration Date, shall become null and void and valueless (worthless) without the Beneficiary being able to invoke any compensation right.

5.5           Non-transferability and security

The Options are strictly personal and cannot be transferred after the Offer, except:

(i)   in case of death as provided for in Clause 8;

(ii)	in connection with obligations to transfer resulting from the Company’s articles of association (if any); and

(iii)	if the Beneficiary is a management company, such management company may transfer the Options to its manager or to any company in which it holds a Controlling Interest at any moment in time.

The Options cannot be pledged, nor made subject to any security right or collateral whatsoever.

The Options which would have been transferred, pledged or used as whatsoever kind of security right or collateral in violation of the terms of this Clause 5.5, will not be exercisable.

Any transfer in accordance with this Clause 5.5 must be promptly notified to the Company.

6.             OFFER OF OPTIONS

6.1           Offer Date

The Company will address each Beneficiary a duly dated and executed customized Offer Letter, containing all material terms and conditions, for a certain number of Options.

The Options are regarded as offered at the date of sending of the Offer Letter.

6.2           Acceptance or refusal of the Offer

The Beneficiary is free to accept the Offer in full or in part or to refuse it.

An Answer Form is addressed to each Beneficiary with the Offer Letter, by means of which the Beneficiary notifies his/her/its decision with respect to the Offer: acceptance (in full or in part) or refusal.

The Answer Form is returned, duly completed and signed, by the Beneficiary to the Company at the latest on the date mentioned on the Answer Form.

The Offer of Options shall, in any case, be considered totally refused if the Beneficiary has not accepted the Offer in writing within the acceptance period indicated in the Offer Letter (which shall not exceed seventy-five (75) calendar days as from the date of the Offer), without the Beneficiary being able to invoke any compensation right. If the Beneficiary accepts the Offer in writing in whole or in part within sixty (60) calendar days following the date of the Offer, the portion of the Options that has been accepted in writing within such a time frame shall be deemed to have been Granted on the sixtieth (60th) calendar day following the date of the Offer for Belgian tax purposes, in line with applicable regulations.

In case of absence of Beneficiary’s signature on the Answer Form, if the Beneficiary has not clearly indicated on the Answer Form whether she/he accepts the Offer in full or in part, or if the Answer Form is not returned or is returned late, the Offer will be considered as fully refused.

If an Option is refused, it shall be deemed never to have been granted to the person and the so refused Options shall remain available to the Company for any further grants to other Beneficiaries.

6.3           Acceptance of the Regulations

The acceptance of the Offer (in full or in part) by the Beneficiary results in the unconditional acceptance of the Regulations, as may be modified pursuant to Clause 13, as well as of each decision of the Board of Directors taken on the basis of these Regulations and communicated to the Beneficiary.

7.             EXERCISE OF THE OPTIONS

7.1           Exercise conditions

The exercise of the Options is subject to the Exercise Conditions described in Clause 7 of these Regulations.

7.2           Exercise Price

The Exercise Price of the Options shall be determined by or on behalf of the Board of Directors, as the case may be, after having obtained an advice from the Company’s statutory auditor if required by law, and shall be mentioned in the Offer Letter and individual Stock Option Agreement between the Company and the Beneficiary, if any.

Unless determined otherwise by the Board of Directors, to the extent that the Shares (or the ADSs representing such Shares) of the Company are listed or traded on the Nasdaq Global Market (or any other tier on the Nasdaq stock exchange) ("NASDAQ") at the date of the Offer, the Exercise Price will at least be equal to either (at the Company’s discretion) (a) the closing price of the Share (or the ADSs representing such Shares) of the Company on NASDAQ on the last trading day preceding the date of the Offer, or (b) the volume weighted average of the closing prices of the Share (or the ADSs representing such Shares) of the Company on NASDAQ during the last thirty (30) trading days preceding the date of the Offer. The determination of the Exercise Price of Options to U.S. Beneficiaries shall be subject to Article 18.2.

7.3           Consequences of the Exercise

In case of exercise of the Options, the Shares issued in consideration for the exercise shall be in registered form and will be issued as soon as reasonably possible, taking into account the applicable administrative and corporate formalities and taking into account the number of Shares to be issued, after the end of the Exercise Period, in accordance with the relevant provisions of the Belgian Code of Companies and Associations. Unless determined otherwise by the Board of Directors, to the extent that the Shares (or the ADSs representing such Shares) of the Company are listed or traded on NASDAQ, the Beneficiary who has exercised Options may request the Company to have the issued Shares (as the case may be, and subject to applicable laws and regulations and the applicable terms of the ADS program, in the form of ADSs representing such Shares) listed for trading on NASDAQ. All direct costs and taxes in connection with the ADS program, including, without limitation, bank fees and similar charges, shall be borne by the relevant shareholder. For the avoidance of doubt, notarial fees and legal fees shall be borne by the Company. The Company shall provide reasonable support in relation to the aforementioned exercise and listing process.

7.4           Vesting of Options and Exercise Periods

Unless explicitly decided otherwise by the Board of Directors, Options offered under this 2026 Global Stock Option Plan will be offered with the following vesting schedule:

·	The Options will not vest during the first twelve (12) months as of the date of the Offer Letter.

·	Afterwards, the vesting of the Options will take place as follows:

-	twelve (12) months after the date of the Offer Letter: vesting of 25% of the Options;

-	as of the first anniversary of the date of the Offer Letter: the remaining 75% of the Options will vest on a monthly basis over a period of thirty six (36) months (i.e. vesting of 2.083% (rounded) of the Options per fully lapsed month).

Unless otherwise decided by the Board of Directors, the vested Options may be exercised as from the commencement (January 1) of the fourth calendar year following the calendar year in which the Options were offered.

Unless explicitly decided otherwise by the Board of Directors, Options offered to directors of the Company under this 2026 Global Stock Option Plan will fully (100%) vest and be fully exercisable on the first anniversary of the date of the Offer Letter.

The Board of Directors will establish at least two Exercise Periods, each of at least two weeks, per calendar year. The Board of Directors may establish more than two Exercise Periods per calendar year if it deems fit.

All non-exercised Options coming to their Expiration Date become null and void without their Beneficiary having any right to claim any damages whatsoever, in accordance with Clause 5.4.

The Stock Option Agreement (if any) can deviate from these rules.

7.5           Number of Shares per Option

One (1) Option gives right to one (1) Share.

7.6           Cancellation of the right to exercise the Options

7.6.1            Type C Leaver

Unless otherwise decided by the Board of Directors, the Options which are not yet vested pursuant to Clause 7.4, and which are held by a Type C Leaver at the time he/she/it ceases to be employee, manager, director, consultant and/or advisor of the Company or its Subsidiaries, will automatically be cancelled and expire, without any right of exercise and without any compensation of whatever nature being due by the Company or its Subsidiaries.

The Type C Leaver remains entitled to exercise his/her/its Options which are vested at the time he/she/it ceases to be employee, manager, director, consultant or advisor of the Company or its Subsidiaries, during any valid exercise period after such time he/she/it ceases to be employee, manager, director, consultant and/or advisor of the Company or its Subsidiaries.

7.6.2            Type B Leaver

Unless otherwise decided by the Board of Directors, the Options which are not yet vested pursuant to Clause 7.4, and which are held by a Type B Leaver at the time he/she/it ceases to be employee, manager, director, consultant and/or advisor of the Company or its Subsidiaries, will automatically be cancelled and expire, without any right of exercise and without any compensation of whatever nature being due by the Company or its Subsidiaries.

The Type B Leaver remains entitled to exercise his/her/its Options which are vested at the time he/she/it ceases to be employee, manager, director, consultant and/or advisor of the Company or its Subsidiaries, during the first valid exercise period for his/her vested Options in accordance with Clause 7.4 of these Regulations, after the time he/she/it ceases to be employee, manager, director, consultant and/or advisor of the Company or its Subsidiaries. Vested Options that are not exercised by the Type B Leaver during that exercise period, will expire, without any compensation of whatever nature being due by the Company or its Subsidiaries.

7.6.3        Type A Leaver

The Options, whether or not they are vested pursuant to Clause 7.4, which are held by a Type A Leaver at the time he/she/it ceases to be employee, manager, director, consultant and/or advisor of the Company or its Subsidiaries, will automatically be cancelled and expire, without any right of exercise and without any compensation of whatever nature being due by the Company or its Subsidiaries.

7.7           Exercise Conditions

The Options can be exercised through the delivery of an Exercise Form to the Company, for the attention of the Board of Directors. The Exercise Form can either (i) be personally delivered, (ii) be sent by email, (iii) be sent by registered letter, or (iv) if applicable, via an online tool, with either one having to be received by the Company no later than the last calendar day of an exercise period as referred to in Clause 7.4.

The Exercise Form must be fully completed and signed by the Beneficiary and indicate the number of Options that the Beneficiary wishes to exercise.

The exercise of the Options is unconditional.

7.8           Payment conditions

Payment is made by wire transfer of the Exercise Price of all exercised Options to a blocked bank account of the Company, mentioned by the latter on the Exercise Form.

7.9           Liquidity Event

Unless determined otherwise by the Board of Directors, in case of a Liquidity Event, all of the Options will immediately vest and will be immediately exercisable during an Exercise Period determined by the Board of Directors.

The tax consequences, if any, of an accelerated exercise pursuant to this Clause 7.9 will be borne exclusively by the relevant Beneficiary.

The Stock Option Agreement (if any) can deviate from the aforementioned rules.

8.             DEATH OF THE BENEFICIARY

In case of death of the Beneficiary (natural person), his/her Options may be exercised by his/her designated legal successors. The same rules apply to the successors as to the Beneficiaries who are Type C Leavers.

The succession (inheritance) rules will be observed. Nevertheless, in case of multiple legal successors or in case of split reversionary ownership / life tenancy (usufruct), a single representative will be elected by the successors for the purpose of exercising the Options.

The Company is entitled to suspend the right to exercise the Options until the appointment of such a representative is duly notified to the Company.

9.             NATURE OF THE SHARES ISSUED UPON EXERCISE OF THE OPTIONS

9.1           Nature of the Shares

The Shares are ordinary shares of the Company.

9.2           Rights attached to the Shares

The Shares issued at the occasion of the exercise of the Options will have the same rights and benefits as, and shall rank pari passu in all respects, including as to entitlement to dividends and other distributions, with the existing and outstanding shares of the Company at the moment of their issuance, and will be entitled to dividends and other distributions in respect of which the relevant record date or due date falls on or after the issue date of the Shares.

9.3           Transferability of the Shares

Notwithstanding contractual lock-up undertakings from time to time, the transfer of Shares is subject to the terms and conditions defined in the articles of association of the Company.

10.           AUTHORIZED OPERATIONS AND ADAPTATIONS

10.1         Operation

The Company remains entitled to proceed to any action, transaction or operation resulting in changes in the amount or composition of the corporate capital or in the number and nature of the shares representing the capital, such as, but not limited to, regrouping or splitting of the shares, the issuance of subscription rights or convertible bonds, the increase of the capital through contribution in kind or incorporation of reserves, the capital decrease, the splitting, the merger, the acquisition or disposal of certain assets, the (partial) demerger or the distribution of dividends in shares, without the prior consent of the Beneficiaries, if necessary, even if such actions, transactions or operations would lead to a reduction of the benefits allocated to the holders of the Options.

Should the rights of a holder of Options with respect to the Options of such holder be affected by such action, transaction or operation, then the holder of the Options shall not be entitled to a change of the Exercise Price, a change of the exercise conditions or any other form of (financial or other) compensation, unless the Board of Directors would explicitly decide otherwise.

The holder of Options shall not be entitled to exercise his/her/its Options in case of a capital increase in cash in the Company, in accordance with Article 7:71 of the Belgian Code of Companies and Associations.

10.2         Adaptation

10.2.1      Reorganizations of the Company's Shares

In the event that at any time as of the issue date of the Options up to the exercise of an Option, the Company (i) sub-divides its shares into a larger number of shares, or (ii) combines its shares into a smaller number of shares, then the number of Shares to be issued upon exercise of the Option after the occurrence of one of such events shall be adjusted so that, after giving effect to such adjustment, the holder of the Option shall be entitled to receive the number of Shares upon exercise of the Option that such holder would have owned or have been entitled to receive had this Option been exercised immediately prior to the occurrence of the event concerned.

An adaptation made pursuant to this Clause 10.2.1 shall become effective after the effective date of the event concerned. The Company shall inform the Beneficiaries of such adjustment by means of a notice as soon as practicable after the effective date of the event concerned.

The tax consequences, if any, of any such adaptation pursuant to this Clause 10.2.1 will be borne exclusively by the relevant Beneficiary.

10.2.2      Mergers, de-mergers

In the event that at any time as of the issue date of the Options up to the exercise of an Option, there is (i) a merger of the Company with or into another person or entity whereby the Company is not the surviving entity, or (ii) a de-merger of the Company, whereby in both (i) and (ii) the shares of the Company are exchanged into shares, other securities, cash or other property of one or more other persons or entities, then the Shares to be issued upon exercise of the Option after the occurrence of one of such events shall be adjusted so that, after giving effect to such adjustment, the Beneficiary shall upon exercise of the Option be entitled to receive the number of shares, other securities, cash or other property of the successor or acquiring persons or entities that such holder would have owned or have been entitled to receive had this Option been exercised immediately prior to the occurrence of the event concerned.

An adjustment made pursuant to this Clause 10.2.2 shall become effective immediately after the effective date of the event concerned. The Company shall inform the Beneficiary of such adjustment by means of a notice as soon as practicable after the effective date of the event concerned.

In case of any such merger or de-merger, the Company must procure that the successor or acquiring persons or entities shall expressly assume the due observance and performance of each and every covenant and obligation of the Regulations, the Offer Letter, the applicable Stock Option Agreements (if any) and any applicable sub-plans to be performed and observed by the Company.

The tax consequences, if any, of any such adaptation pursuant to this Clause 10.2.2 will be borne exclusively by the relevant Beneficiary.

10.3         Notice

The possible adaption of the terms and conditions of the exercise of the Options referred to in Clause 10.2 will be notified in an appropriate way to the Beneficiaries concerned.

10.4         Trading Restrictions

Option exercises shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

10.5         Compensation Recovery Policy

Options under this 2026 Global Stock Option Plan shall be subject to the Company’s compensation recovery policies and procedures, as may be in effect from time to time.

11.           TAXES

The Beneficiary shall be solely liable for and undertakes to pay any income or other taxes, social security contributions, penalties or interest due by the Beneficiary in connection with the grant, vesting or exercise of an Option, or the acquisition, holding or transfer of the Shares (and/or the ADSs representing such Shares) acquired upon exercise of the Options.

If according to applicable local laws, the grant of an Option or the exercise of the Option, is to be considered as a benefit in kind, such benefit in kind should be taxable at the same time and in the same way as the other earned income and, as far as the members of the personnel and directors are concerned, should be subject to the wage withholding tax and reporting. If so provided by applicable local laws, the wage withholding and income tax remains due even if the Options are not or cannot be exercised.

Pursuant to applicable laws, the Company (including, for purposes of this paragraph, an Affiliate) may be required to collect income or other taxes, social security contributions, penalties or interest, upon the grant, vesting or exercise of an Option. The Company may require, as a condition to the grant or exercise of an Option, or at such other time as it may consider appropriate, that the Beneficiary pays the Company the amount of any taxes, social security contributions, penalties or interest which the Company may determine is required to be withheld or collected, and that the Beneficiary shall comply with the requirement or demand of the Company. In its discretion, the Company may withhold Shares to be received upon exercise of the Option if it deems this an appropriate method for withholding or collecting taxes, social security contributions, penalties or interest.

In general, since the principles of the applicable laws described in this Clause 11 are for mere information purposes only and are only given as a general outline, it is recommended to seek advice from a personal tax counsel. The Company shall not take any responsibility regarding the tax and social security consequences of the grant, acceptance or exercise of Options, which may vary in the future, nor regarding the subsequent sale of the underlying shares. Only the Beneficiaries are responsible for reporting the taxable event resulting from the Options and, possibly, the subsequent sale of the underlying shares in the appropriate personal income tax return which they are to file. The Company invites, therefore, the Beneficiaries to seek advice and to take the necessary precautionary actions they will judge useful or necessary to verify, complete or update this information.

12.           EXPENSES

12.1         The Company

Subject to Clause 11, all of Company’s expenses in connection with the issue of the Options will be borne by the Company.

12.2         The Beneficiaries

Unless otherwise provided for in the Regulations, as modified from time to time, all costs in relation to the exercise of the Options, the sale of the Shares (and/or ADSs representing such Shares) acquired by exercising the Options and the transfer of Options and/or Shares (and/or ADSs representing such Shares) in case of death, will be borne by the Beneficiary.

13.           ADAPTATION AND IMPLEMENTATION OF THE REGULATIONS

The Board of Directors may modify the Regulations, taking into account the Beneficiaries’ rights, and without any prejudice to the rights attached to the Options granted to the Beneficiaries. Any modification will be enforceable against the Beneficiaries five (5) calendar days after notification in writing to the Beneficiaries.

The Board of Directors has the power to take any decision useful or necessary to implement the Regulations in accordance with the applicable legislation. Any decision with legal impact will be notified in writing to the Beneficiaries concerned.

Notwithstanding any other provision of the Regulations, the Board of Directors may amend or supplement the Regulations including, without limitation, approving and adopting any and all sub-plans or appendices for employees, managers, consultants and/or advisors, including employees, managers, consultants and/or advisors outside of Belgium, provided that such sub-plans or appendices conform with any applicable local tax laws and do not negatively impact the Beneficiaries’ rights attached to the Options.

14.          INFORMATION TO THE BENEFICIARIES

The Offer does not constitute an incentive nor a recommendation by the Company to subscribe to Options, nor to exercise them at a later point in time. Therefore, the Beneficiaries are recommended to inform themselves and, as the case may be, to ask assistance in taking decisions that might have an impact on their estate.

The Company cannot be held liable for any damage or loss possibly suffered by the Beneficiaries as a result of their participation in the 2026 Global Stock Option Plan.

15.          NULLITY OF A PROVISION

The nullity or unenforceability of any provision of this 2026 Global Stock Option Plan does not in any way affect the validity or enforceability of the remaining provisions of this 2026 Global Stock Option Plan. In this case, the invalid or unenforceable provision will be replaced by an equivalent valid and enforceable provision having a similar economic effect for the parties concerned.

16.          NOTICES

Any notice to the holders of Options shall be made to the address mentioned in the subscription rights register of the Company, or to the e-mail address provided by them to the Company. Any notice to the Company or to the Board of Directors, shall be validly made to the address of the registered office of the Company.

Address modifications must be notified in accordance with this provision.

17.          APPLICABLE LAW AND JURISDICTION

17.1         Applicable law

The Regulations, the 2026 Global Stock Option Plan and the Options are subject to Belgian law.

17.2         Jurisdiction

Any dispute arising from the interpretation, implementation, performance, validity or termination of the 2026 Global Stock Option Plan will be exclusively submitted to the courts of the location of the registered office of the Company.

18.           U.S. BENEFICIARIES

18.1         Grant Date

Corporate action constituting a grant by the Company of an Option will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board of Directors, regardless of when the Stock Option Agreement (if any), or such other instrument, certificate, book entry, or letter evidencing the Option is communicated to, or actually received or accepted by, a U.S. Beneficiary (the “U.S. Grant Date”) for U.S. law purposes only.

18.2         Exercise Price

The Exercise Price per Share purchasable under any Option granted to a U.S. Beneficiary will be determined by the Board of Directors and will not be less than 100% of the fair market value of a Share on the U.S. Grant Date. Notwithstanding the foregoing, Options may be granted with an exercise price per Share that is less than 100 percent of the fair market value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, or (ii) the Options are otherwise compliant with or exempt from Section 409A of the Code. For purposes hereof, the “fair market value” shall be determined (A) if the Shares (or the ADSs representing such Shares) are listed on any established stock exchange, by reference to market quotations and in a manner permitted under Section 409A of the Code and (B) in the absence of an established market for the Shares (or the ADSs representing such Shares), by the Board of Directors in good faith by application of a reasonable valuation method not inconsistent with Section 409A of the Code.

18.3         Section 409A

Unless otherwise expressly provided for by the Board of Directors at the time of grant, the terms applicable to Options granted to U.S. Beneficiaries under this 2026 Global Stock Option Plan will be interpreted to the greatest extent possible in a manner that makes such Options exempt from Section 409A of the Code, and, to the extent not so exempt, that brings the Options into compliance with Section 409A of the Code. Notwithstanding anything to the contrary in this 2026 Global Stock Option Plan (and unless the Stock Option Agreement, if any, or other written contract with the U.S. Beneficiary specifically provides otherwise), if the Shares (or the ADSs representing such Shares) are publicly traded, and if a U.S. Beneficiary of an Option that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” under Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such U.S. Beneficiary’s “separation from service” or, if earlier, the date of the U.S. Beneficiary’s death, unless such distribution or payment can be made in a manner that does not result in accelerated taxation or a tax penalty under Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule. Any adjustments to Options held by U.S. Beneficiaries pursuant to clause 10.2 of the Regulations shall be done only to the extent permitted by, and in a manner that complies with, Section 409A of the Code.

18.4         Currency Exchange Rates

The Company reserves the right to determine in good faith the timing of any currency exchange in connection with the grant or exercise of an Option, and the controlling exchange rate to be used. The Company will not be liable for any foreign exchange rate fluctuation that may affect the value of an Option, the Exercise Price or withholding taxes payable by a U.S. Beneficiary or any amounts payable to a U.S. Beneficiary in connection with the subsequent sale of any Shares (or ADSs representing such Shares) acquired upon exercise.

EXHIBIT 1 - Offer Letter

2026 GLOBAL STOCK OPTION PLAN OF AGOMAB THERAPEUTICS NV

[Date]

Re: Offer of Options

AGOMAB THERAPEUTICS NV is pleased to offer you [•] Options at the exercise price of EUR [•] per Option, which will vest as per the following schedule

[•]

and with a term expiring on [•].

The conditions applying to these Options are set out in the Regulations and the Stock Option Agreement (if any).

The Answer Form and the Stock Option Agreement, if any, must be returned, duly completed and signed, to AGOMAB THERAPEUTICS NV, for the attention of the Board of Directors of AGOMAB THERAPEUTICS NV by [•] at the latest. Please note that failure to complete, sign or to send the Answer Form or sending it late will result in the Options being deemed to have been fully refused.

Yours sincerely,

AGOMAB THERAPEUTICS NV

[•]

Read and approved

[•]

EXHIBIT 2 - Answer Form

2026 GLOBAL STOCK OPTION PLAN OF AGOMAB THERAPEUTICS NV

Grant

The undersigned                                                                                      (NAME)

domiciled / having its registered office at                                                                                                                                                   (FULL ADDRESS)

hereby declares to have full knowledge of the Regulations regarding the abovementioned 2026 Global Stock Option Plan and accepts the terms and conditions of the Offer as set out in the Offer Letter, the Regulations and the Stock Option Agreement (if any).

The undersigned hereby notifies his/her/its decision in respect of the Grant dated                                                        (DATE). He/She declares:

Please tick ONE option

-    to accept all the                                             Options offered.

-    to accept                                                    out of the                                                  Options offered.

-    to refuse all the                                        Options offered.

(Complete and delete as applicable)

The undersigned acknowledges that the Exercise Price of the Options is set at EUR [•] (rounded) per Share subject to the Options.

Done on

Signature

Important:	1) This document must be returned to [•] by [•] at the latest, duly completed and signed.

2) Failure to sign or send this document in time will result in the Options being deemed to have been fully refused.

EXHIBIT 3 - Exercise Form

2026 GLOBAL STOCK OPTION PLAN OF AGOMAB THERAPEUTICS NV

The undersigned                                                                                     (NAME)

domiciled / having its registered office at                                                                                                                                                   (FULL ADDRESS)

hereby declares to exercise the following Options:

                                                         (NUMBER) Options, attributed on                                                          (DATE) at the Exercise Price of                                                       (AMOUNT) EUR =                                                  (AMOUNT) EUR

Total amount:                                         EUR

This total amount will be paid to the account N° [•] (NUMBER) for value [•] (DATE) at the latest.

I hereby acknowledge that if the abovementioned amount is paid late or is not paid in full by [•] (DATE), the exercise will not take place. In such a case, please transfer the insufficient amount paid or the amount that was paid late to the account number                                       (NUMBER)

Done at                                              on

Signature

Please send this document by [•] at the latest to [•] duly completed and signed.